Exhibit 99.(d)(xii)

ALTERNATE LOAN RIDER 3

This rider (“Rider”) becomes a part of the policy to which it is attached (“Policy”). If the provisions of this Rider and those of the Policy do not agree, the provisions of the Rider will apply. Please read it carefully. Definitions used in this Rider and in the Policy are capitalized and incorporated in the Rider provisions below.

Rider Benefit Summary – Beginning on the Alternate Loan Availability Date shown in the Policy Specifications, this Rider provides an alternate loan type (“Alternate Loan”), in addition to the existing loan type (“Standard Policy Loans”), under the Policy. If a loan is available under the Policy, you may take a loan as a Standard Policy Loan, an Alternate Loan, or a combination of a Standard Policy Loan and an Alternate Loan, subject to the terms of the Policy and this Rider. Unless otherwise described in this Rider, the Policy’s provisions describing the Standard Policy Loans continue to apply.

Alternate Loan – An Alternate Loan is a loan that is secured by the Designated Account Value. At the time an Alternate Loan is taken, the Alternate Loan Value remains in the Designated Account(s), as allocated, where any Segment Indexed Interest is credited as described in each Designated Account. You may take more than one Alternate Loan under this Rider. If, however, you take an Alternate Loan and the Alternate Loan Value exceeds the Maximum Alternate Loan Available, the amount in excess of the Maximum Alternate Loan Available will be processed as a Standard Loan up to the Maximum Standard Loan Available. You may not take an Alternate Loan under this Rider if you have existing alternate policy debt under a different alternate loan rider.

Alternate Loan Value – The Alternate Loan Value is the sum of the value of all Alternate Loans taken minus any Alternate Loan repayment(s) excluding payments made toward any Alternate Loan Interest Charge.

Designated Account(s) – A Designated Account is an Indexed Account that we have classified as a Designated Account for the purposes of securing an Alternate Loan. As of the Policy Date, the Designated Account(s) are shown in the Policy Specifications. The amount you may borrow as an Alternate Loan is determined, in part, by the amount of the Policy’s Accumulated Value allocated to the Designated Account(s). We reserve the right to make changes to the Designated Account(s) at our discretion. Any changes will apply uniformly to all members of the same Class. See Changes to Designated Accounts for additional information.

Designated Account Value – The Designated Account Value is the sum of the Segment Values for all Segments in each Designated Account.

Minimum Alternate Loan Available – We may limit the amount of each Alternate Loan to the Minimum Alternate Loan Available, if any, shown in the Policy Specifications.

Maximum Alternate Loan Available – The Maximum Alternate Loan Available is equal to the lesser of the Loan Amount Available under the Policy and (a - b - c - d - e), where:

a	=	The Designated Account Value;
b	=	Interest on the Designated Account Value calculated to the end of the current policy year at the Alternate Loan Interest Charge rate;
c	=	Interest on any existing amount in the Loan Account calculated to the end of the current policy year at a rate that is equal to the difference between the Policy’s Loan Interest Charge Rate and the Policy’s Annual Loan Account Credit Interest Rate then in effect;
d	=	The most recent Monthly Deduction multiplied by the number of Monthly Payment Dates remaining in the current policy year; and,
e	=	Any existing Alternate Policy Debt.

Alternate Loan Interest Charge – The Alternate Loan Interest Charge accrues daily at an annual rate of interest. On each Policy anniversary, any such interest that has accrued and has not been paid is treated as a new Alternate Loan on that date and will bear interest at the Alternate Loan Interest Charge Rate then in effect. The Maximum Alternate Loan Interest Charge Rate is shown in the Policy Specifications.

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We may use a lower Alternate Loan Interest Charge rate. Any lower Alternate Loan Interest Charge rates will apply uniformly to all members of the same Class.

Alternate Policy Debt – Alternate Policy Debt is the amount necessary to repay the Alternate Loan(s) in full. It is equal to the Alternate Loan Value plus any accrued Alternate Loan Interest Charge. You may not have Alternate Policy Debt under this Rider and alternate policy debt under another alternate loan rider at the same time.

Standard Policy Debt – Standard Policy Debt is the amount necessary to repay the Standard Policy Loan(s) in full. It is equal to the Loan Account plus any accrued Loan Interest Charge.

Total Policy Debt – Total Policy Debt is equal to the sum of any Alternate Policy Debt plus any Standard Policy Debt.

CHANGES TO DESIGNATED ACCOUNTS

We reserve the right to classify additional Indexed Account(s) as a Designated Account and to de-classifiy existing Indexed Account(s) as a Designated Account at any time. Additionally, the provisions in your Policy provide us the right to add additional Indexed Accounts or to terminate one or more of the Indexed Accounts at any time. We will notify you of any changes to the Indexed Account(s) identified as Designated Account(s). Such notice will list all available Designated Account(s). There will always be at least one Designated Account available under your Policy.

Declassification of a Designated Account – If an Indexed Account is declassified as a Designated Account, we will provide you notification of the change which will include the effective date of the declassification of the Designated Account. On the effective date of the declassification of the Designated Account, the following will apply:

1.	The Segment Value of any Segment that has not yet matured will continue to contribute to the Designated Account Value until Segment Maturity.
2.	Unless you specify otherwise by Written Request, at Segment Maturity, the Segment Maturity Value will be reallocated to the same Indexed Account. This Indexed Account will not be considered a Designated Account and any value that is allocated to it will not contribute to the Designated Account Value.
3.	On the first Monthly Payment Date following the effective date of declassification, any Excess Alternate Loan Value will be automatically reclassified as Standard Policy Debt as described in Automatic Reclassification of Alternate Policy Debt as Standard Policy Debt, below.

Termination of a Designated Account – If an Indexed Account that is also a Designated Account is terminated, we will provide you notification of the change which will include the effective date of the termination of the Designated Account and information regarding the reallocation of Segment Maturity Value upon Segment Maturity. On such date the following will apply:

1.	The Segment Value of any Segment that has not yet matured will continue to contribute to the Designated Account Value until Segment Maturity.
2.	Unless you specify otherwise by Written Request, at Segment Maturity, the Segment Maturity Value will be reallocated to another Investment Option or Account that we will identify in our notice to you. If this Investment Option or Account is not a Designated Account, then any value that is allocated to it will not contribute to the Designated Account Value.
3.	On the first Monthly Payment Date following the effective date of termination, any Excess Alternate Loan Value will be automatically reclassified as Standard Policy Debt as described in Automatic Reclassification of Alternate Policy Debt as Standard Policy Debt, below.

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RECLASSIFYING LOAN TYPES

You may request to reclassify all or a portion of your Alternate Policy Debt under this Rider, Standard Policy Debt or alternate policy debt under another rider (when applicable) as described below, provided that within twelve-months of your Written Request:

•	You have not reclassified any Alternate Policy Debt under this Rider as Standard Policy Debt or as alternate policy debt under another rider;
•	You have not reclassified any Standard Policy Debt as Alternate Policy Debt under this Rider or as alternate policy debt under another rider; and
•	You have not reclassified alternate policy debt under another rider as Alternate Policy Debt under this Rider or as Standard Policy Debt.

Under certain circumstances, we will automatically reclassify Alternate Policy Debt as Standard Policy Debt, as described below.

Reclassifying a loan type changes the way debt is secured as described below. It does not create a new loan, is not a Loan Repayment, and does not cause a reduction or increase in your Total Policy Debt.

Reclassifying Alternate Policy Debt as Standard Policy Debt – All or a portion of Alternate Policy Debt under this Rider may be reclassified as Standard Policy Debt by Written Request.

This reclassification will reduce Alternate Policy Debt as an Account Deduction and will increase Standard Policy Debt. The reclassification will be processed as an Account Deduction following the Account Deduction Method, and the Loan Account Value will be increased by the amount reclassified. If this results in a decrease to the Indexed Account Value, then your Policy will enter a Lockout Period. This reclassification is calculated and effective as described in Date of Reclassification.

Reclassifying Standard Policy Debt as Alternate Policy Debt – All or a portion of Standard Policy Debt may be reclassified as Alternate Policy Debt under this Rider by Written Request, provided the Policy is not in a Lockout Period and the Maximum Alternate Loan Available is greater than or equal to zero. If the Maximum Alternate Loan Available is less than zero, this reclassification will not be allowed.

This reclassification will reduce Standard Policy Debt and will increase Alternate Policy Debt under this Rider. Upon reclassification, the Loan Account Value is decreased by the amount that is reclassified and that amount is used to create new Segment(s) in the Designated Account(s) that you identify in your Written Request.

This reclassification is effective as described in Date of Reclassification, shown in the Policy Specifications.

Reclassifying Alternate Policy Debt Types – If there is more than one alternate loan rider available under the Policy, then all Alternate Policy Debt under this Rider may be reclassified as alternate policy debt under another alternate loan rider by Written Request, provided the maximum loan available as defined in the new alternate loan rider is greater than or equal to zero. If the maximum loan available, as defined in the new alternate loan rider is less than zero, this reclassification will not be allowed. However, you may still reclassify your Alternate Policy Debt under this Rider to Standard Policy Debt as explained in the section above. You may not request to reclassify Alternate Policy Debt under this Rider as a combination of alternate policy debt under another alternate loan rider and Standard Policy Debt.

Reclassification to another alternate loan rider will eliminate Alternate Policy Debt under this Rider and will create alternate policy debt under the other alternate loan rider. The reclassification will be processed as an Account Deduction following the Account Deduction Method. If the reclassification results in a decrease in Indexed Account Value, then your Policy will enter a Lockout Period.

This reclassification is calculated and effective as described in Date of Reclassification.

Automatic Reclassification of Alternate Policy Debt as Standard Policy Debt – On each Monthly Payment Date, if the Excess Alternate Loan Value is greater than zero, we will automatically reclassify

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that portion of the Alternate Policy Debt that is equal to the Excess Alternate Loan Value as Standard Policy Debt. Automatic Reclassification of Alternate Policy Debt as Standard Policy Debt may occur more than one time in any twelve-month period and will occur even if the amount being reclassified exceeds the Policy’s maximum Loan Amount Available.

When automatic reclassification occurs, Alternate Policy Debt is reduced as an Account Deduction, and Standard Policy Debt is increased by the Excess Alternate Loan Value, described below. The reclassification will be processed as an Account Deduction following the Account Deduction Method, and the Loan Account Value will be increased by the amount reclassified. Automatic Reclassification of Alternate Policy Debt as Standard Policy Debt will not cause the Policy to enter a Lockout Period.

This reclassification is effective as described in Date of Reclassification.

Excess Alternate Loan Value – Excess Alternate Loan Value is equal to [the lesser of (f - g) and h] - i, such amount not being less than zero, where:

f	= The Accumulated Value;
g	= The Loan Account Value, if any;
h	= The Alternate Loan Value, and
i	= The Designated Account Value.

EFFECT ON THE POLICY AND RIDERS

Refer to this section for a description of the effects this Rider may have on the Policy and riders attached to the Policy. If applicable, the Policy Specifications may also contain a description of the effects this Rider may have on the Policy and certain riders attached to the Policy.

Loan Repayment – You may make loan repayments at any time prior to lapse of the Policy. Any payment we receive from you while you have a loan is first considered a loan repayment, unless you tell us by Written Request that it is a premium payment. Further, unless you specify otherwise by Written Request, any loan repayment will be applied toward repaying any Alternate Loan(s) first, and then will be applied toward repaying any Standard Loan(s). If there is not an Alternate Loan under this Rider, then Loan Repayments will be processed according to the Policy or as described in any other alternate loan rider on the Policy, as applicable. Any remaining amount will be applied as described in the Premiums section of the Policy.

Policy Debt – Policy Debt referenced in your Policy or optional riders will be equal to Total Policy Debt as defined in this Rider, except under the provisions stated in the Policy Specifications, if any. In those provisions, Policy Debt referenced in your Policy or optional riders will be equal to Standard Policy Debt as defined in this Rider.

Segment Maturity Value Reallocation – When there is an Alternate Loan on your Policy, reallocation of Segment Maturity Value in the Designated Account(s) at Segment Maturity is affected.

If the Designated Account(s) identified in the Reallocation Instructions on file are not available at Segment Maturity, the Segment Maturity Value of that Segment will be reallocated to the same Designated Account in which the Segment is allocated. If the same Designated Account in which the Segment is allocated is not available at Segment Maturity, the Segment Maturity Value of that Segment will be reallocated as described in Declassification of a Designated Account and Termination of a Designated Account.

If you have not provided any Reallocation Instructions, the Segment Maturity Value of the Designated Account(s) is reallocated to the same Designated Account in which the Segment is allocated.

Note that you may request to reallocate Segment Maturity Value to Indexed Account(s) that are Designated Account(s) and to those that are not Designated Indexed Account(s). However, any Segment Maturity Value Reallocation must result in sufficient Designated Account Value to satisfy (j+k+l), where:

j	= the Alternate Policy Debt;

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k	= loan interest calculated to the end of the current policy year; and
l	= the most recent Monthly Deduction multiplied by the number of Monthly Payment Dates remaining in the current policy year.

If you have requested reallocation to any Indexed Account(s) that are not also Designated Account(s) and the requested reallocation results in a Designated Account Value that does not satisfy (j+k+l), as described above, then the Segment Maturity Value will be proportionately reallocated to the extent necessary for the resulting Designated Account Value to equal (j+k+l). If the Designated Account Value prior to reallocation is insufficient to satisfy (j+k+l), then any requested reallocation to those Indexed Account(s) that are not also Designated Indexed Accounts, will instead be reallocated to proportionately only to the Designated Accounts, following the Reallocation Instructions on file.

Coordination with an Alternate Loan Rider – If the Policy has existing alternate policy debt under a rider that provides for an alternate loan, then an Alternate Loan under this Rider cannot be taken.

Coordination with an Accelerated Death Benefit Rider – When a claim is paid under an accelerated death benefit, the Alternate Policy Debt is reduced by the Acceleration Percentage, as defined in the rider contract.

Rider Reinstatement – If the Policy lapses and is later reinstated under its Reinstatement provision, then this Rider will also be reinstated as described in the Policy except that in addition to any amount that must be paid, you must also provide sufficient premium, after reduction of any Premium Load to cover any Alternate Loan Interest Charge, that is due and unpaid during the Grace Period.

If there was an Alternate Loan at the time of lapse, we will not reinstate the loan.

GENERAL PROVISIONS OF THIS RIDER

Conversion – This Rider is not convertible.

Effective Date – This Rider is in effect on the Policy Date and stays In Force unless it terminates as described in the Rider Termination section below.

Rider Termination – This rider will terminate on the date the Policy ceases to be In Force. You may not terminate this Rider by Written Request.

Effect of Additional Benefits on Rider Provisions – Your Policy may include additional benefits that were added by rider or endorsement. These rider and endorsement forms may include provisions that replace or amend provisions in this contract. Alternatively, the provisions in this Rider may replace or amend provisions in additional benefits that were added by rider or endorsement. Please read your entire Policy, including all riders and other forms carefully.

Conformity with IIPRC Standards – This Rider was approved under the authority of the IIPRC and issued under the IIPRC standards.  If there is any Rider provision that is in conflict with any IIPRC standards applicable to this Rider when this Rider was issued, the provision is amended to conform to that standard.  Any such amendment is effective on the Effective Date.

Signed for Pacific Life Insurance Company,

President & CEO	Secretary

[www.PacificLife.com]                         [(800) 347-7787]

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